UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                                                   December 31
                                                                                                     -----------------------------
Dollars in thousands                                                                                            1993          1992
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents:
  Cash and due from banks (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   720,404   $   885,047
  Federal funds sold and securities purchased under agreements to resell  . . . . . . . . . . . . .         99,500       234,500
- --------------------------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                                                      819,904     1,119,547
- --------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits with banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19,962        13,819
Trading account securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29,735        21,961
Investment securities available for sale (Note 4) (Market value of $1,177,585 in 1993 and
  $886,577 in 1992) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,162,088       881,278
Investment securities (Note 5) (Market value of $2,495,849 in 1993 and $2,677,274 in 1992)  . . . .      2,456,713     2,633,543
Loans (Notes 6 and 7) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,607,094     8,782,409
  Less: Allowance for loan losses (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        242,104       275,296
- --------------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                                          8,364,990     8,507,113
- --------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        167,477       173,160
Other real estate owned, net (Note 10)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         72,275       121,774
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         71,728        79,496
Due from customers on acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20,126        21,378
Other assets (Notes 1 and 18) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        225,551       197,802
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                           $13,410,549   $13,770,871
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 2,802,496   $ 2,586,997
  Interest bearing deposits:
    Savings and time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,427,272     8,954,921
    Commercial certificates of deposit $100,000 and over  . . . . . . . . . . . . . . . . . . . . .        226,586       244,743
- --------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                                    11,456,354    11,786,661
- --------------------------------------------------------------------------------------------------------------------------------
Commercial paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33,359        62,861
Other borrowed funds (Notes 5 and 11) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        549,449       641,004
Long-term debt (Note 12)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        208,459       216,570
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,786        36,704
Bank acceptances outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20,126        21,378
Accrued expenses and other liabilities (Note 15)  . . . . . . . . . . . . . . . . . . . . . . . . .        143,942        85,423
- --------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                 12,434,475    12,850,601
- --------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 19, 20 and 21)
Shareholders' equity (Notes 12, 13, 15 and 16):
  Preferred stock: Authorized 4,000,000 shares without par value:
    Series B: Authorized 1,200,000 shares; issued and outstanding 600,166 in 1993 and 1992,
      adjustable-rate cumulative, $50 stated value  . . . . . . . . . . . . . . . . . . . . . . . .         30,008        30,008
  Common stock par value $1.20:
    Authorized 65,000,000 shares; issued and outstanding 51,631,856 in 1993 and
      50,864,031 in 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         61,958        61,037
  Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        384,229       370,345
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        499,879       458,880
- --------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                           976,074       920,270
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                             $13,410,549   $13,770,871
================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED STATEMENTS OF INCOME


                                                                                                     Year Ended December 31
                                                                                               -----------------------------------
Dollars in thousands, except per share data                                                       1993         1992           1991
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (Note 7) . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $659,433     $700,478     $  816,420
Interest on investment securities (Note 5):
   Taxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    165,391      205,451        223,999
   Tax-exempt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,448       30,206         37,272
Interest on investment securities available for sale (Note 4) . . . . . . . . . . . . . . .     31,023       10,782          3,244
Interest on Federal funds sold and securities purchased under agreements to resell  . . . .        932        4,379         21,277
Trading account interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,297        1,367          1,219
Interest on bank balances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        651          668          2,237
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                                   884,175      953,331      1,105,668
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on savings and time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .    261,145      351,450        478,946
Interest on commercial certificates of deposit $100,000 and over  . . . . . . . . . . . . .      7,319       16,320         46,526
Interest on borrowed funds (Notes 11 and 12)  . . . . . . . . . . . . . . . . . . . . . . .     52,576       47,336         88,865
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                                  321,040      415,106        614,337
- ----------------------------------------------------------------------------------------------------------------------------------
       Net interest income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    563,135      538,225        491,331
Provision for loan losses (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     95,500      139,000        167,350
- ----------------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                                     467,635      399,225        323,981
- ----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60,126       54,031         41,972
Service and loan fee income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34,437       32,711         29,873
Trust income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,852       19,837         16,875
Investment securities gains (Notes 4 and 5) . . . . . . . . . . . . . . . . . . . . . . . .      8,877       18,195         13,874
Trading account gains . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,884        1,804          1,620
Gain on securitized loan sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --           --          5,601
Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51,099       49,641         39,736
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest income                                                               178,275      176,219        149,551
- ----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    182,892      176,576        169,881
Pension and other employee benefits (Note 15) . . . . . . . . . . . . . . . . . . . . . . .     57,940       50,733         44,087
Occupancy, net (Notes 9 and 19) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47,775       47,122         43,339
Furniture and equipment (Notes 9 and 19)  . . . . . . . . . . . . . . . . . . . . . . . . .     45,570       42,373         38,895
Other real estate owned expenses (Note 10)  . . . . . . . . . . . . . . . . . . . . . . . .     40,154       37,640         17,588
FDIC insurance assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28,617       25,262         22,119
Restructuring charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,500           --             --
Advertising and public relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,241       10,282          9,712
Other (Note 17) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    112,175      113,576        102,735
- ----------------------------------------------------------------------------------------------------------------------------------
       Total non-interest expenses                                                             546,864      503,564        448,356
- ----------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     99,046       71,880         25,176
Federal and state income taxes (Note 18)  . . . . . . . . . . . . . . . . . . . . . . . . .     24,807       18,056          2,741
- ----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change in accounting principle . . . . . . . . . . . .     74,239       53,824         22,435
   Cumulative effect of a change in accounting principle  . . . . . . . . . . . . . . . . .      3,816           --             --
==================================================================================================================================
Net Income                                                                                    $ 78,055     $ 53,824     $   22,435
==================================================================================================================================
Net Income Per Common Share:
Income before cumulative effect of a change in accounting principle . . . . . . . . . . . .   $   1.42     $   1.09     $      .45
   Cumulative effect of a change in accounting principle  . . . . . . . . . . . . . . . . .        .07           --             --
==================================================================================================================================
Net Income Per Common Share                                                                   $   1.49     $   1.09     $      .45
==================================================================================================================================
Average Common Shares Outstanding (in thousands)                                                51,288       47,769         45,650
==================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- -----------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                                             Total
                                                                    Preferred     Common                  Retained    Shareholders'
Dollars in thousands                                                    Stock      Stock      Surplus     Earnings          Equity
==================================================================================================================================
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                                            $30,008     $54,117     $284,904    $438,274        $807,303
   Net income, 1991   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      22,435          22,435
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (2,055)         (2,055)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (27,448)        (27,448)
   Common stock issued:
     Dividend reinvestment and other stock plans (782,568 shares)          --         940        7,262          --           8,202
     Exercise of stock options, net (6,480 shares)  . . . . . . .          --           7           79          --              86
   Change in valuation allowance for marketable equity securities          --          --           --       3,276           3,276
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                                             30,008      55,064      292,245     434,482         811,799
- ----------------------------------------------------------------------------------------------------------------------------------
   Net income, 1992   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      53,824          53,824
   Proceeds from issuance of common stock, net of related expense
     (4,000,000 shares) . . . . . . . . . . . . . . . . . . . . .          --       4,800       63,545          --          68,345
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (1,847)         (1,847)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (29,091)        (29,091)
   Common stock issued:
     Dividend reinvestment and other stock plans (779,140 shares)          --         935       12,984          --          13,919
     Exercise of stock options, net (198,396 shares)  . . . . . .          --         238        1,571          --           1,809
   Change in valuation allowance for marketable equity securities          --          --           --       1,512           1,512
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                             30,008      61,037      370,345     458,880         920,270
- ----------------------------------------------------------------------------------------------------------------------------------
   Net income, 1993   . . . . . . . . . . . . . . . . . . . . . .          --          --           --      78,055          78,055
   Cash dividends declared:
     Preferred stock--Series B  . . . . . . . . . . . . . . . . .          --          --           --      (1,801)         (1,801)
     Common stock . . . . . . . . . . . . . . . . . . . . . . . .          --          --           --     (35,515)        (35,515)
   Common stock issued:
     Dividend reinvestment and other stock plans (459,430 shares)          --         551        9,537          --          10,088
     Exercise of stock options, net (308,395 shares)  . . . . . .          --         370        4,347          --           4,717
   Change in valuation allowance for marketable equity securities          --          --           --         260             260
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                            $30,008     $61,958     $384,229    $499,879        $976,074
==================================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                                                  Year Ended December 31
                                                                                           -----------------------------------
Dollars in thousands                                                                              1993         1992        1991
===============================================================================================================================
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   78,055   $   53,824  $   22,435
Adjustments to reconcile net income to net cash provided by operating activities:
   Provisions for loan losses and other real estate owned . . . . . . . . . . . . . . . .     127,063      166,728     177,750
   Depreciation, amortization and accretion, net  . . . . . . . . . . . . . . . . . . . .      27,008       22,181      18,555
   Restructuring charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21,500           --          --
   Deferred income tax benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (5,782)      (4,929)    (14,027)
   Gains on sales of investment and trading account securities  . . . . . . . . . . . . .     (10,761)     (19,999)    (15,494)
   Gain on sale of securitized loans  . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --      (5,601)
   Gains on sales of mortgages held for sale  . . . . . . . . . . . . . . . . . . . . . .      (2,922)      (3,340)     (1,294)
   Proceeds from sales of other real estate owned   . . . . . . . . . . . . . . . . . . .      56,791       77,939      45,767
   Proceeds from sales of mortgages held for sale   . . . . . . . . . . . . . . . . . . .     276,659      296,124     143,925
   Originations of mortgages held for sale  . . . . . . . . . . . . . . . . . . . . . . .    (224,065)    (309,317)   (155,159)
   Purchases of investment securities available for sale  . . . . . . . . . . . . . . . .    (316,303)          --          --
   Proceeds from maturities of investment securities available for sale . . . . . . . . .     192,605      178,961          --
   Proceeds from sales of investment securities available for sale  . . . . . . . . . . .     517,906    1,051,453     219,587
   Net (increase) decrease in trading account securities  . . . . . . . . . . . . . . . .      (5,890)     (16,902)      5,465
   (Increase) decrease in accrued interest receivable and other assets  . . . . . . . . .     (26,505)      16,850      13,958
   Increase (decrease) in accrued interest payable, accrued expenses and
     other liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30,684       (6,090)      8,301
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                736,043    1,503,483     464,168
- ------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment securities  . . . . . . . . . . . . . . . . . . . . . .          --      183,819     638,224
Proceeds from maturities of investment securities . . . . . . . . . . . . . . . . . . . .   1,215,293      895,861     773,488
Purchases of investment securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  (1,712,194)  (2,428,917) (2,045,036)
Net (increase) decrease in interest bearing deposits with banks . . . . . . . . . . . . .      (6,143)      12,087      23,024
Proceeds from sale of loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84,836           --      50,061
Net increase in loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (120,992)    (213,687)   (373,939)
Purchases of loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --      (26,905)         --
Sale of building and sale-leaseback of equipment  . . . . . . . . . . . . . . . . . . . .          --       17,732          --
Purchases of premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .     (14,500)     (25,764)    (27,495)
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                                   (553,700)  (1,585,774)   (961,673)
- ------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand and savings deposits . . . . . . . . . . . . . . . . . . . . . . .     358,886    1,181,149     693,166
Demand and savings deposits acquired  . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --      91,437
Net decrease in time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (689,193)    (708,035)   (270,107)
Time deposits acquired  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --           --     170,807
Net decrease in short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .    (121,273)    (330,574)   (131,361)
Principal payments on long-term debt, net . . . . . . . . . . . . . . . . . . . . . . . .     (27,895)     (26,769)     (6,897)
Proceeds from issuance of debt, net of related expenses . . . . . . . . . . . . . . . . .      20,000      172,489          --
Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (34,059)     (30,223)    (29,438)
Proceeds from issuance of common stock, net of related expense  . . . . . . . . . . . . .          --       68,345          --
Proceeds from issuance of common stock under dividend reinvestment and
   other stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,805       15,728       8,288
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (3,257)        (715)        (65)
- ------------------------------------------------------------------------------------------------------------------------------
     Net cash (used) provided by financing activities                                        (481,986)     341,395     525,830
- -------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents  . . . . . . . . . . . . . . . . . . . .    (299,643)     259,104      28,325
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . . . . . . . . .   1,119,547      860,443     832,118
- -------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                   $  819,904   $1,119,547  $  860,443
===============================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
   Interest payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  334,958   $  436,715  $  625,536
   Income tax payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,094       21,669      19,619
Noncash investing activities:
   Transfer of investments to investment securities available for sale  . . . . . . . . .     666,687    1,737,999     573,601
   Transfer of loans to other real estate owned   . . . . . . . . . . . . . . . . . . . .      51,092      135,062     124,360
==============================================================================================================================

See accompanying notes to consolidated financial statements.

UJB FINANCIAL CORP. AND SUBSIDIARIES
- ------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

BUSINESS:
UJB Financial Corp. (UJB Financial) commenced operations on October 1, 1970 as a New Jersey Corporation and as a bank holding company registered under the Bank Holding Company Act of 1956. Through its subsidiaries UJB Financial provides a full range of banking services and certain non-bank services in a competitive environment to individual and corporate customers. UJB Financial is regulated by various state and Federal agencies and is subject to periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION:
The accompanying consolidated financial statements include the accounts of UJB Financial and all of its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the financial statement presentation for 1993. The reclassifications have no effect on shareholders' equity or net income or loss as previously reported.
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from these estimates.

CASH AND CASH EQUIVALENTS:
For the purposes of cash flow, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, and securities purchased under agreements to resell. Generally, Federal funds are sold for one day periods and securities purchased under agreements to resell are short-term, highly liquid assets.

SECURITIES:
Securities are classified into one of three investment categories: trading account securities, investment securities available for sale and investment securities. Securities that are purchased and held principally with the intent of selling in the near future are classified as trading account securities. Securities which are intended to be held to maturity are classified as investment securities. All other securities, including equity securities, are classified as investment securities available for sale.
     Trading account securities are reported at market value on a specific identification basis, with gains and losses included in non-interest income. This category includes securities purchased specifically for short-term appreciation.
     Investment securities available for sale are reported at the lower of the aggregate cost or market.
     Investments classified as available for sale may be sold in response to changing market and interest rate conditions or as part of an overall asset/liability management strategy. Included in investment securities available for sale are marketable equity securities.
     Investment securities are held for long-term investment and are recorded at amortized cost. UJB Financial has both the intent and ability to hold all securities in this category until maturity.

LOANS:
Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and recognized over the estimated life of the loan as an adjustment to the loan's yield. Other loan fees are recorded as earned and included in non-interest income.

NON-PERFORMING LOANS:
Non-performing loans consist of commercial non-accrual and renegotiated loans. Non-accrual loans include loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest collections on non-accrual loans are generally credited to interest income when received. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. After principal and interest payments are brought current and future collectibility is reasonably assured, loans are returned to accrual status.
     Renegotiated loans are loans whose contractual interest rates have been reduced to below market rates or other significant concessions made due to a borrower's financial difficulties. Interest income on renegotiated loans is generally credited to interest income as received.
     Consumer loans are charged off when they are 120 days past due. For home equity loans, accruals cease at 180 days and uncollected interest is reversed against interest income. Past due residential mortgage loans and home equity loans are monitored and charged off when deemed uncollectible.

ALLOWANCE FOR LOAN LOSSES:
The loan portfolio and other extensions of credit are regularly reviewed to determine the adequacy of the allowance for loan losses. The impact of economic conditions on the credit worthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.
     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Losses on loans and loans which are determined to be uncollectible are deducted from the allowance and subsequent recoveries, if any, are added back to the allowance.

PREMISES AND EQUIPMENT:
Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method. Premises, furniture and equipment are depreciated over the estimated useful life of the assets, except for leasehold improvements, which are amortized over the term of the lease or the estimated useful life of the asset, if shorter. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment.
     Expenditures for maintenance and repairs are expensed as incurred. The costs of major renewals and improvements are capitalized. Premises and major items of furniture and equipment are removed from the property accounts upon disposition at their carrying amount, and gains or losses on such transactions are included in other non-interest income or expense.

OTHER REAL ESTATE OWNED:
Other real estate owned includes both formally foreclosed and in-substance foreclosed property. In-substance foreclosed property includes properties for which borrowers have little or no equity or prospects for building equity in the collateral and for which the loan repayment can only be expected from the operation or sale of the collateral. In-substance foreclosed properties are generally in the process of formal foreclosure. When a property is acquired through foreclosure or in-substance foreclosure, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses.
     An allowance for other real estate owned has been established to maintain these properties at the lower of cost or fair value less estimated cost to sell. Other real estate owned is shown net of the allowance.
     The allowance is established through charges to other real estate owned expenses. Operating results of other real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are recorded in other real estate owned expense.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
Interest rate swap and cap agreements are periodically used to manage interest rate risk. The income or expense associated with these transactions is recognized over the lives of the agreements as an adjustment to interest income or interest expense.

INCOME TAXES:
The amount provided for income taxes is based on income reported for consolidated financial statement purposes after elimination of income which is exempt for Federal tax purposes. Such tax-exempt income is derived primarily from investment securities of states and political subdivisions and certain commercial and mortgage loans.
     Prior to January 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes, pursuant to Accounting Principles Board Opinion No. 11. Effective January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), was adopted. SFAS 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date, whereas under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates. The cumulative effect at January 1, 1993 of this change in the method of accounting for income taxes has been included in the Consolidated Statement of Income, for the year ended December 31, 1993.
     UJB Financial and its subsidiaries file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated to its subsidiaries within the consolidated group on a separate return basis.

INTANGIBLE ASSETS:
Excess of cost over fair value of net assets acquired (goodwill) relating to subsidiaries purchased is included in other assets and is amortized on a straight-line basis over periods ranging from ten to forty years. Goodwill amounted to $13,561,000 and $14,775,000 at December 31, 1993 and 1992,
respectively.
     Other intangible assets are amortized on an accelerated basis over periods ranging from five to ten years. Other intangibles amounted to $15,003,000 and $16,781,000 at December 31, 1993 and 1992, respectively.

RETIREMENT PLANS:
UJB Financial and its subsidiaries have several formal non-contributory retirement plans which cover substantially all employees. Annual contributions are made to the plans in amounts not less than the minimum regulatory requirements. In 1993 UJB Financial adopted, on a prospective basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.

- -------------------------------------------------------
INCOME PER SHARE:
Income per common share is calculated by dividing net income, less the dividend requirement on the adjustable-rate cumulative preferred stock, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they are not material.

NOTE 2 ACQUISITIONS
On December 16, 1993, UJB Financial announced a definitive agreement to acquire VSB Bancorp, Inc., headquartered in Closter, N.J. with total assets of approximately $379,000,000. The merger is expected to occur in the second or third quarter of 1994.

NOTE 3 RESTRICTIONS ON CASH AND DUE FROM BANKS
The subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These reserve balances averaged $332,881,000 in 1993 and $262,577,000 in 1992.

NOTE 4 INVESTMENT SECURITIES AVAILABLE FOR SALE
The following is a comparative summary of investment securities available for sale at December 31:

                                                    Gross         Gross
                                 Amortized     Unrealized    Unrealized         Market
In thousands                          Cost          Gains        Losses          Value
======================================================================================
1993
U.S. Government and
  Federal agencies  . . . . .   $  669,841        $ 8,051        $  174     $  677,718
Other securities:
  Mortgage-backed . . . . . .      474,554          3,914           816        477,652
  Other debt  . . . . . . . .        3,500             --            30          3,470
  Equities, net . . . . . . .       14,193          4,552            --         18,745
- --------------------------------------------------------------------------------------
  Total other   . . . . . . .      492,247          8,466           846        499,867
- --------------------------------------------------------------------------------------
                                $1,162,088        $16,517        $1,020     $1,177,585
======================================================================================
1992
U.S. Government and
  Federal agencies. . . . . .     $741,428         $5,567        $  854       $746,141
Other securities:
  Mortgage-backed . . . . . .      125,982             44             1        126,025
  Other debt  . . . . . . . .        3,985             --            17          3,968
  Equities, net . . . . . . .        9,883          1,256           696         10,443
- --------------------------------------------------------------------------------------
    Total other   . . . . . .      139,850          1,300           714        140,436
- --------------------------------------------------------------------------------------
                                  $881,278         $6,867        $1,568       $886,577
======================================================================================

     The amortized cost and market value of investment securities available for sale at December 31, 1993 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have prepayment provisions are distributed to a maturity category based on the estimated average life. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. The distribution follows:

                                                              Amortized         Market
In thousands                                                       Cost          Value
======================================================================================
Due in one  year or less  . . . . . . . . . . . . . . . .    $      563     $      566
Due after one year through five years . . . . . . . . . .       542,237        548,560
Due after five years through ten years  . . . . . . . . .       294,487        297,081
Due  after  ten  years  . . . . . . . . . . . . . . . . .       310,608        312,633
- --------------------------------------------------------------------------------------
Marketable equity securities, net . . . . . . . . . . . .        14,193         18,745
- --------------------------------------------------------------------------------------
                                                             $1,162,088     $1,177,585
======================================================================================

     Gains and losses were realized on sales of investment securities available for sale as follows:

In thousands                                                    1993     1992     1991
======================================================================================
Investments in debt securities:
  Gross gains   . . . . . . . . . . . . . . . . . . . . .    $11,147  $14,783   $4,965
  Gross losses  . . . . . . . . . . . . . . . . . . . . .     (2,816)     (63)      (6)
- --------------------------------------------------------------------------------------
Net gains                                                    $ 8,331  $14,720   $4,959
======================================================================================

     Interest income on investment securities available for sale was as follows:

In thousands                                                    1993     1992     1991
======================================================================================
U.S. Government and Federal agencies  . . . . . . . . . .    $17,082  $10,290   $2,085
States and political subdivisions . . . . . . . . . . . .         --       --      515
Other securities  . . . . . . . . . . . . . . . . . . . .     13,941      492      644
- --------------------------------------------------------------------------------------
                                                             $31,023  $10,782   $3,244
======================================================================================

NOTE 5 INVESTMENT SECURITIES
The following is a comparative summary of investment securities at December 31:

                                                    Gross         Gross
                                 Amortized     Unrealized    Unrealized         Market
In thousands                          Cost          Gains        Losses          Value
======================================================================================
1993
U.S. Government and
  Federal agencies  . . . . .   $1,267,613        $18,930        $7,390     $1,279,153
States and political
  subdivisions  . . . . . . .      308,004         28,274           520        335,758
Other securities:
  Mortgage-backed   . . . . .      852,133          1,751         1,866        852,018
  Other debt  . . . . . . . .       28,963              2            45         28,920
- --------------------------------------------------------------------------------------
    Total other   . . . . . .      881,096          1,753         1,911        880,938
- --------------------------------------------------------------------------------------
                                $2,456,713        $48,957        $9,821     $2,495,849
======================================================================================

1992
U.S. Government and
  Federal agencies  . . . . .   $2,199,506        $32,864       $15,867     $2,216,503
States and political
  subdivisions  . . . . . . .      378,198         26,836           754        404,280
Other securities:
  Mortgage-backed   . . . . .       25,664            661            17         26,308
  Other debt  . . . . . . . .       30,175            172           164         30,183
- --------------------------------------------------------------------------------------
    Total other   . . . . . .       55,839            833           181         56,491
- --------------------------------------------------------------------------------------
                                $2,633,543        $60,533       $16,802     $2,677,274
======================================================================================

       The amortized cost and the market value of investment securities at December 31, 1993 are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have prepayment provisions are distributed to a maturity category based on the estimated average life. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. The distribution follows:


                                                         Amortized              Market
In thousands                                                  Cost               Value
======================================================================================
Due in one year or less . . . . . . . . . . . . . .     $  111,434          $  114,237
Due after one year through five years . . . . . . .        893,476             909,911
Due after five years through ten years  . . . . . .        968,320             982,999
Due after ten years . . . . . . . . . . . . . . . .        483,483             488,702
- --------------------------------------------------------------------------------------
                                                        $2,456,713          $2,495,849
======================================================================================

       Gains and losses were realized on sales and early redemptions of investment securities as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
Investments in debt securities:
  Gross gains . . . . . . . . . . . . . . . . . . . . . .      $  732       $3,899       $ 11,542
  Gross losses  . . . . . . . . . . . . . . . . . . . . .        (186)        (850)           (94)
- -------------------------------------------------------------------------------------------------
    Net gains . . . . . . . . . . . . . . . . . . . . . .         546        3,049         11,448
Net gains (losses) on marketable equity
    securities  . . . . . . . . . . . . . . . . . . . . .          --          426         (2,533)
- -------------------------------------------------------------------------------------------------
Net securities gains                                           $  546       $3,475       $  8,915
=================================================================================================

       Interest income on investment securities was as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
U.S. Government and Federal agencies  . . . . . . . . . .    $135,860     $190,795       $191,476
States and political subdivisions . . . . . . . . . . . .      25,204       30,514         36,635
Other securities  . . . . . . . . . . . . . . . . . . . .      29,775       14,348         33,160
- -------------------------------------------------------------------------------------------------
                                                             $190,839     $235,657       $261,271
=================================================================================================

       The carrying value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes required by law was $1,091,951,000 at December 31, 1993.

NOTE 6 LOANS
The composition of the loan portfolio, net of unearned discount and net deferred loan origination fees and costs, at December 31, was as follows:

In thousands                                                     1993         1992
==================================================================================
Commercial and industrial . . . . . . . . . . . . . . . .  $3,368,568   $3,409,819
Construction and development  . . . . . . . . . . . . . .     867,063    1,002,859
- ----------------------------------------------------------------------------------
  Total commercial loans  . . . . . . . . . . . . . . . .   4,235,631    4,412,678

Commercial mortgages  . . . . . . . . . . . . . . . . . .   1,544,921    1,487,420
Residential mortgages . . . . . . . . . . . . . . . . . .     832,519      839,943
- ----------------------------------------------------------------------------------
  Total mortgage loans  . . . . . . . . . . . . . . . . .   2,377,440    2,327,363

Home equity . . . . . . . . . . . . . . . . . . . . . . .   1,373,672    1,486,681
Auto loans  . . . . . . . . . . . . . . . . . . . . . . .     422,747      335,911
Other instalment  . . . . . . . . . . . . . . . . . . . .     197,604      219,776
- ----------------------------------------------------------------------------------
  Total instalment  . . . . . . . . . . . . . . . . . . .   1,994,023    2,042,368
- ----------------------------------------------------------------------------------
                                                           $8,607,094   $8,782,409
==================================================================================

       Most of UJB Financial's business is with customers located within New Jersey and eastern Pennsylvania. A portion of the total loan portfolio is secured by real estate. The principal areas of exposure are construction and development, which are primarily commercial and residential projects and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied, creating cash flow.
       The ultimate collectibility of the loan portfolio and realization of the carrying value of real estate are subject to changes in the region's real estate market and future economic conditions.
       Residential mortgage loans held for sale amounted to $33,788,000 at December 31, 1993 and $44,731,000 at December 31, 1992. These loans are accounted for at the lower of aggregate cost or market.
       Subsidiaries of UJB Financial have granted loans to officers and directors of the company and its significant subsidiaries and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $80,046,000 and $98,043,000 at December 31, 1993 and 1992, respectively.
During 1993, there were $64,801,000 of new loans made and repayments totaled $82,798,000.

NOTE 7 NON-PERFORMING LOANS
Non-performing loans consist of commercial non-accrual and renegotiated loans. Non-accrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced to below market rates, or other significant concessions made, due to a borrower's financial difficulties. Interest on these loans is either accrued or credited directly to interest income as received.
       At December 31, non-performing loans were as follows:

In thousands                                                     1993         1992
==================================================================================
Non-accrual loans . . . . . . . . . . . . . . . . . . . .    $248,144     $339,980
Renegotiated loans  . . . . . . . . . . . . . . . . . . .       3,582       21,836
- ----------------------------------------------------------------------------------
                                                             $251,726     $361,816
==================================================================================

       The following information is presented for those loans classified as non-performing at December 31:

In thousands                                                     1993         1992           1991
=================================================================================================
Income that would have been recorded
  under original contract terms . . . . . . . . . . . . .     $21,382      $27,538        $43,405
Interest income received and recorded . . . . . . . . . .       3,787        3,843          8,463
- -------------------------------------------------------------------------------------------------
Lost income on non-performing loans
  at year end                                                 $17,595      $23,695        $34,942
=================================================================================================

- -------------------------------------------------------
NOTE 8 ALLOWANCE FOR LOAN LOSSES
Transactions in the allowance for loan losses were as follows:

In thousands                                                     1993         1992           1991
=================================================================================================
Balance, January 1  . . . . . . . . . . . . . . . . . . .    $275,296     $288,770       $258,691
  Add provision charged to expense  . . . . . . . . . . .      95,500      139,000        167,350
- -------------------------------------------------------------------------------------------------
                                                              370,796      427,770        426,041
- -------------------------------------------------------------------------------------------------
  Less net charge offs:
    Loans charged off . . . . . . . . . . . . . . . . . .     142,987      165,208        149,325
    Less recoveries . . . . . . . . . . . . . . . . . . .      14,295       12,734         12,054
- -------------------------------------------------------------------------------------------------
  Net loans charged off . . . . . . . . . . . . . . . . .     128,692      152,474        137,271
- -------------------------------------------------------------------------------------------------
Balance, December 31                                         $242,104     $275,296       $288,770
=================================================================================================

NOTE 9 PREMISES AND EQUIPMENT
The major components of premises, furniture and equipment at December 31, were as follows:

In thousands                                                     1993         1992
==================================================================================
Land  . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 17,005     $ 17,828
Premises and leasehold improvements . . . . . . . . . . .     185,546      179,921
Furniture and equipment . . . . . . . . . . . . . . . . .     127,636      121,408
- ----------------------------------------------------------------------------------
                                                              330,187      319,157
Less accumulated depreciation and amortization  . . . . .     162,710      145,997
- ----------------------------------------------------------------------------------
                                                             $167,477     $173,160
==================================================================================

       Amounts charged to non-interest expenses for depreciation and amortization amounted to $20,183,000 in 1993, $20,311,000 in 1992 and
$18,380,000 in 1991.

NOTE 10 OTHER REAL ESTATE OWNED
At December 31, other real estate owned consisted of the following:

In thousands                                                     1993         1992
==================================================================================
Other real estate owned . . . . . . . . . . . . . . . . .    $ 69,075     $ 86,643
In-substance foreclosures . . . . . . . . . . . . . . . .      34,093       48,258
- ----------------------------------------------------------------------------------
                                                              103,168      134,901
Less allowance for other real estate owned  . . . . . . .      30,893       13,127
- ----------------------------------------------------------------------------------
                                                             $ 72,275     $121,774
==================================================================================

       Transactions in the allowance for other real estate owned were as follows:

In thousands                                                     1993         1992
==================================================================================
Balance, January 1  . . . . . . . . . . . . . . . . . . .     $13,127      $ 2,388
  Add provision charged to expense  . . . . . . . . . . .      31,563       27,728
- ----------------------------------------------------------------------------------
                                                               44,690       30,116
  Less losses on sales  . . . . . . . . . . . . . . . . .      13,797       16,989
- ----------------------------------------------------------------------------------
Balance, December 31                                          $30,893      $13,127
==================================================================================

NOTE 11 OTHER BORROWED FUNDS
Other borrowed funds at December 31, consisted of the following:

In thousands                                                     1993         1992
==================================================================================
Securities sold under agreements to repurchase  . . . . .    $274,255     $357,734
Federal funds purchased . . . . . . . . . . . . . . . . .     160,554      198,275
Treasury tax and loan deposits  . . . . . . . . . . . . .      85,322       55,095
Bank borrowings . . . . . . . . . . . . . . . . . . . . .          --        5,250
Other . . . . . . . . . . . . . . . . . . . . . . . . . .      29,318       24,650
- ----------------------------------------------------------------------------------
                                                             $549,449     $641,004
==================================================================================

       Lines of credit are available to support commercial paper borrowings and for general corporate purposes, on which interest approximates the prime lending rate at the time of borrowing. Unused lines amounted to $48,000,000 at December 31, 1993.
       Commitment fees on the credit facilities and the lines of credit amounted to $161,000 in 1993, $236,000 in 1992 and $782,000 in 1991.

NOTE 12 LONG-TERM DEBT

Long-term debt at December 31, consisted of the following:

In thousands                                                     1993         1992
==================================================================================
8.625% Subordinated notes due December 10, 2002 . . . . .    $175,000     $175,000
7.95% Senior notes due August 25, 2003  . . . . . . . . .      20,000           --
7.75% Sinking fund debentures . . . . . . . . . . . . . .      10,715       11,600
12.95% Mortgage note  . . . . . . . . . . . . . . . . . .          --       18,270
11.50% Senior notes . . . . . . . . . . . . . . . . . . .          --        3,000
13% Subordinated debentures . . . . . . . . . . . . . . .          --        2,387
Private placement notes . . . . . . . . . . . . . . . . .          --        2,080
Other . . . . . . . . . . . . . . . . . . . . . . . . . .       2,744        4,233
- ----------------------------------------------------------------------------------
                                                             $208,459     $216,570
==================================================================================

       The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The notes are not subject to redemption prior to maturity. No sinking fund is provided for the notes.
       On August 19,1993 the Company issued $20,000,000 of 7.95% ten year maturity, private placement notes with interest payable quarterly on the twenty-fifth day of each February, May, August and November. The notes are to mature on August 25, 2003. The Company shall have the option, on any interest payment date, to prepay the notes in whole or in part, but in no event shall the prepayment be less than $1,000,000 subject to certain contractual prepayment options.
       The 7.75% sinking fund debentures are currently redeemable at the option of UJB Financial at 100% of the principal amount, plus accrued interest. An annual sinking fund of $700,000 is calculated to retire 52.5% of this issue prior to maturity on November 1, 1997. UJB Financial may, at its option, increase its sinking fund payment in any year by making an additional payment not in excess of the mandatory sinking fund payment. The debentures are redeemable, through the sinking fund, at the principal amount thereof plus accrued interest.
       The 12.95% mortgage note was prepaid in whole on June 28, 1993, as permitted by the original agreement, at a premium of $913,500. The private placement notes were paid in full in 1993.

       The 11.50% senior notes and the 13% subordinated debentures are included in other borrowed funds as they are expected to be paid in full in 1994.
       Certain of the above long-term debt agreements include restrictions upon the creation of liens by UJB Financial, the disposition of stock of subsidiaries, the payment of cash dividends and the creation of funded debt, as defined. At December 31, 1993, under the most restrictive limitations, consolidated retained earnings of $208,483,000 were unrestricted and available for dividends and the amount of additional funded debt, as defined, that could be created was $249,808,000.
       The principal amount of long-term debt due in the following year is included in other borrowed funds. Principal amounts due, including sinking fund payments, for the years 1994 through 1998 are $6,867,000, $1,225,000, $831,000,
$832,000 and $833,000, respectively.

NOTE 13 COMMON AND PREFERRED STOCK
At December 31, 1993, approximately 8,241,000 common shares were reserved for issuance under the Dividend Reinvestment Plan, Incentive Stock and Option Plan, Stock Option Plans, Savings Incentive Plan, Long-Term Performance Stock Plan and the 1983 Equity Contracts.
       At December 31, 1993, UJB Financial had 4,000,000 shares of preferred stock authorized of which 600,166 shares of Series B Preferred Stock were outstanding. Each outstanding share of Series B $50 stated value preferred stock is non-convertible and has no voting rights. Dividends are cumulative and are payable quarterly on February 1, May 1, August 1, and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and the dividend rate will be 1.5% less than the highest of the Three Month Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate. The dividend rate for any dividend period will not be less than 6% per annum or greater than 11% per annum.
       The preferred stock is redeemable at the option of UJB Financial, in whole or in part, plus accrued and unpaid dividends. The preferred stock may be redeemed prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share. Dividends in the amounts of $3.00 per share were declared on the Series B Preferred Stock during 1993.
       A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all UJB Financial shareholders in the event of any proposal to acquire UJB Financial. The terms of the plan provide that, effective August 28, 1989, each share of common stock also represents one "right." Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value, as determined under the plan.

NOTE 14 RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS
Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB Financial Parent Corporation without the prior approval of the bank regulatory authorities.
       The National Bank Act which affects the three nationally-chartered banks and the Federal Reserve Act which affects one state-member bank, restrict the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Each of the three state-chartered banks may declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At December 31, 1993, the total undistributed net assets of the subsidiary banks were $858,299,000 of which $96,920,000 was available under the most restrictive limitations for the payment of dividends to UJB Financial Parent Corporation.

NOTE 15 BENEFIT PLANS
UJB Financial has several trusteed non-contributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on years of service and the employees' final average compensation. The funding policy of UJB Financial is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
       The following table sets forth the plans' funding status and amounts recognized in the consolidated financial statements of UJB Financial at December 31:

In thousands                                                     1993         1992           1991
=================================================================================================
Accumulated benefit obligation,
  including vested benefits of
  $107,481 in 1993, $90,202 in 1992
  and $75,301 in 1991 . . . . . . . . . . . . . . . . . .   $(114,972)  $  (97,108)    $  (80,535)
=================================================================================================
Projected benefit obligation for
  service rendered to date  . . . . . . . . . . . . . . .   $(145,285)  $ (125,198)    $ (107,336)
Plan assets at fair value . . . . . . . . . . . . . . . .     142,903      132,918        124,405
- -------------------------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation  . . . . . . . . . . . . . . . . . .      (2,382)       7,720         17,069
Unrecognized net asset at January 1 . . . . . . . . . . .     (10,931)     (13,297)       (15,663)
Unrecognized net (gain) loss from
  past experience which is different
  from that assumed, and effect of
  changes in assumptions  . . . . . . . . . . . . . . . .       6,043        2,310         (2,728)
- --------------------------------------------------------------------------------------------------
Accrued pension cost                                        $  (7,270)  $   (3,267)    $   (1,322)
=================================================================================================
Net pension expense consisted
  of the following components:
  Service cost  . . . . . . . . . . . . . . . . . . . . .   $   6,716   $    5,965     $    5,428
  Interest cost . . . . . . . . . . . . . . . . . . . . .      10,424        9,534          8,554
  Actual return on plan assets  . . . . . . . . . . . . .     (14,879)     (11,599)       (27,979)
  Net amortization and deferral . . . . . . . . . . . . .       2,057         (376)        16,723
- -------------------------------------------------------------------------------------------------
Net pension expense                                         $   4,318   $    3,524     $    2,726
=================================================================================================

       The plans' assets were principally invested in units of mutual funds. The weighted average discount rate was 7.5% in 1993, 8.0% in 1992, and 8.5% in 1991. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% in 1993, 6.0% in 1992, and 6.5% in 1991. The expected long-term rate of return on plan assets was 9.0% in 1993, 1992 and 1991.

- -------------------------------------------------------
       Management incentive plans have been established with the intention of providing added incentive to key executives to increase the profits of the company. The executives and the amount of the awards are subject to limits as set forth in the plans. Accruals for the plans amounted to $1,640,000, $1,420,000 and $958,000 in 1993, 1992 and 1991, respectively.
     There is a Savings Incentive Plan which covers substantially all employees with one or more years of service. The Plan permits eligible employees to make basic contributions to the Plan up to 3% of base compensation in 1993, 1992 and 1991, and additional contributions up to 12% of base compensation. Under the Plan, the employer provides a matching contribution equal to 65% in 1993 and 1992 and 55% in 1991 of the basic contributions. Matching contributions to the Plan amounted to $2,084,000, $1,863,000, and $1,651,000, in 1993, 1992 and
1991, respectively.
     Certain subsidiaries have other incentive plans and profit sharing agreements. Accruals under these plans amounted to $1,622,000, $1,402,000, and $949,000, in 1993, 1992 and 1991, respectively.
     The Incentive Stock and Option Plan and previous Long-Term Performance Stock Plans provide for the grant of shares of common stock in the form of Restricted Stock Awards. Shares issued as stock awards were 68,702 in 1993, 83,210 in 1992 and 134,160 in 1991. The shares awarded are subject to certain forfeiture restrictions as set forth in the Plan.
     In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. In 1993 UJB Financial adopted, on a prospective basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). Under SFAS 106 the costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits. Prior to the adoption of SFAS 106, the costs of these benefits were expensed as paid and amounted to $1,039,000 in 1992 and $847,000 in 1991.
     The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation (APBO) at December 31, 1993:

In thousands
====================================================================
Accumulated postretiremcnt benefit obligation (APBO)  . . . $(35,009)
  Fair value of assets  . . . . . . . . . . . . . . . . . .       --
- --------------------------------------------------------------------
Projected benefit obligation funded status  . . . . . . . .  (35,009)
  Unrecognized transition obligation  . . . . . . . . . . .   26,414
  Unrecognized loss . . . . . . . . . . . . . . . . . . . .    5,731
- --------------------------------------------------------------------
Accrued APBO                                                $ (2,864)
====================================================================
Net postretirement benefit cost consisted of the
  following components:
  Service cost  . . . . . . . . . . . . . . . . . . . . . . $    305
  Interest cost . . . . . . . . . . . . . . . . . . . . . .    2,303
  Amortization of transition obligation . . . . . . . . . .    1,390
- --------------------------------------------------------------------
    Net postretirement benefit cost                         $  3,998
====================================================================

     For measurement purposes, the cost of medical benefits was projected to increase at a rate of 15.0% in 1993, thereafter decreasing linearly to 6.0% over 9 years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 by $1,464,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1993 by $100,000. The present value of the accumulated benefit obligation assumed a 7.5% discount rate. The rate of increase used in future compensation levels was 5.5% in 1993.

NOTE 16 STOCK OPTION PLANS
The Stock Option Plans permit UJB Financial common stock to be issued to key employees of the company and its subsidiaries. The options granted under the Plans are intended to be either Incentive Stock Options or Non-Qualified Options.
     Options have been granted to purchase common stock principally at the fair market value of the stock at the date of grant. Options are exercisable starting one year after the date of grant and generally expire ten years from the date of grant. Upon the exercise of options, proceeds received in excess of par value of the shares are credited to surplus.
     Changes in options outstanding during the past three years were as follows:

                                                            Price Range
                                          Shares             Per Share
==========================================================================
Outstanding, December 31, 1990
  (1,114,369 shares exercisable)  . . .  1,706,527      $11.027 to $29.438
  Granted during 1991 . . . . . . . . .    956,300        7.875 to  14.688
  Exercised during 1991 . . . . . . . .      6,480        8.807 to  14.313
  Expired or cancelled during 1991  . .     64,070        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1991
  (1,635,977 shares exercisable)  . . .  2,592,277        7.875 to  29.438
  Granted during 1992 . . . . . . . . .    539,560       16.500 to  17.000
  Exercised during 1992 . . . . . . . .    242,975        7.875 to  20.375
  Expired or cancelled during 1992  . .     30,997        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1992
  (2,318,305 shares exercisable)  . . .  2,857,865        7.875 to  29.438
  Granted during 1993 . . . . . . . . .    474,500       24.000 to  25.063
  Exercised during 1993 . . . . . . . .    348,164        7.875 to  29.438
  Expired or cancelled during 1993  . .     24,957        7.875 to  29.438
- --------------------------------------------------------------------------
Outstanding, December 31, 1993
  (2,484,744 shares exercisable)  . . .  2,959,244      $ 7.875 to $29.438
==========================================================================

NOTE 17 OTHER EXPENSES
Other expenses consisted of the following:

In thousands                                 1993       1992       1991
=======================================================================
Professional and other fees . . . . . .  $ 39,799   $ 44,399   $ 32,089
Communications (postage and
  telephone)  . . . . . . . . . . . . .    18,389     17,222     16,639
Merchant card processing fees . . . . .    14,464     12,534     11,247
Other . . . . . . . . . . . . . . . . .    39,523     39,421     42,760
- -----------------------------------------------------------------------
                                         $112,175   $113,576   $102,735
=======================================================================

NOTE 18 INCOME TAXES
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). This Statement
changes the method of accounting for income taxes from the deferred method, required under Accounting Principles Board Opinion No. 11, to the asset and liability method. The Statement addresses temporary differences and the basis of certain assets and liabilities for tax and financial statement reporting purposes. A deferred tax liability is recognized for all taxable temporary differences and a deferred tax asset is recognized for all deductible temporary differences.
     Effective January 1, 1993, SFAS 109 was adopted on a prospective basis. The cumulative effect of the adoption resulted in a positive effect to earnings of $3.8 million or $.07 per share.
     The provision (benefit) for income taxes in the consolidated statement of income consists of the following:


In thousands                                 1993       1992       1991
=======================================================================
Current
  Federal . . . . . . . . . . . . . . .   $21,293    $19,156   $  6,070
  State . . . . . . . . . . . . . . . .     9,296      3,829     10,698
- -----------------------------------------------------------------------
                                           30,589     22,985     16,768
Deferred
  Federal . . . . . . . . . . . . . . .      (739)    (4,929)   (14,027)
  State . . . . . . . . . . . . . . . .    (5,043)        --         --
- -----------------------------------------------------------------------
                                           (5,782)    (4,929)   (14,027)
- -----------------------------------------------------------------------
    Total income tax provision            $24,807    $18,056   $  2,741
=======================================================================

     A summary of the differences between the actual income tax provision (benefit) and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

                                                   1993       1992        1991
==============================================================================
Federal tax at statutory rate . . . . . . . . . $ 34,666  $ 24,439    $  8,560
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income  . . . . . . . . .  (10,492)  (12,373)    (14,773)
  State taxes, net of Federal tax effect  . . .    2,764     2,527       7,061
  Other, net  . . . . . . . . . . . . . . . . .   (2,131)    3,463       1,893
- ------------------------------------------------------------------------------
    Total income tax provision                  $ 24,807  $ 18,056    $  2,741
==============================================================================

     The significant temporary differences of the income tax provision which affected the net deferred tax asset were as follows:

In thousands                                             1993     1992        1991
==================================================================================
Provision for loan losses and other real
  estate on tax return in excess of (less than)
  provision charged to operating expense  . . . . .   $ 2,875  $   383    $(13,647)
Loan interest income recognized on tax
  return less than (in excess of) amount
  included in operating income  . . . . . . . . . .     1,829       33      (2,726)
Depreciation expense on tax return less than
  amount charged to operating expense . . . . . . .    (1,625)    (584)     (1,684)
Income from loan securitization included in
  operating income, but not reflected on
  tax return  . . . . . . . . . . . . . . . . . . .        --   (2,532)      2,532
Adjustment of securities to market value not
  reflected on tax return . . . . . . . . . . . . .      (261)     134       1,113
Restructuring charges . . . . . . . . . . . . . . .    (8,773)      --          --
Utilization of the alternative minimum tax
  credit carryforward . . . . . . . . . . . . . . .     5,090       --          --
Other, net  . . . . . . . . . . . . . . . . . . . .    (4,917)  (2,363)        385
- ----------------------------------------------------------------------------------
                                                      $(5,782) $(4,929)   $(14,027)
==================================================================================

     The significant Federal and state temporary differences which comprise UJB Financial's deferred tax assets and liabilities are presented at December 31, 1993 as follows:

In thousands
=============================================================
Deferred tax assets:
  Provision for loan losses . . . . . . . . . . . .  $ 98,295
  Provision for other real estate owned   . . . . .    12,662
  Restructuring charges . . . . . . . . . . . . . .     8,773
  Alternative minimum tax credit carryforwards  . .     3,055
  Other . . . . . . . . . . . . . . . . . . . . . .    12,049
- -------------------------------------------------------------
                                                      134,834
Deferred tax liabilities:
  Leasing operations  . . . . . . . . . . . . . . .   (10,601)
  Other . . . . . . . . . . . . . . . . . . . . . .    (6,458)
- -------------------------------------------------------------
                                                      (17,059)
- -------------------------------------------------------------
     Net deferred tax asset                          $117,775
=============================================================

     Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $7,346,000 at December 31, 1993 compared with $7,150,000 at January 1, 1993. At December 31, 1993, there was a deferred state tax asset of $3,975,000 resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.
     UJB Financial is not aware of any factors which would generate significant differences between taxable income and pretax book income in future years except for the effects of the reversal of current or future net deductible temporary differences. However, there can be no assurances that there will not be any significant differences in the future, if circumstances change.
     Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the net deferred tax asset. However, there can be no assurance about the level of future earnings.

NOTE 19 LEASE COMMITMENTS
Non-interest expenses include rentals for premises and equipment of $34,435,000 in 1993, $31,969,000 in 1992 and $28,955,000 in 1991, after reduction for sublease rentals of $2,894,000, $3,164,000, and $2,873,000 in each of the respective years. At December 31, 1993, UJB Financial and its subsidiaries were obligated under a number of non-cancellable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for years 1994 through 1998 are $33,014,000, $28,382,000, $23,287,000, $16,167,000, and $10,275,000, respectively. Minimum rentals due after 1998 are $26,143,000.

NOTE 20 CONTINGENT LIABILITIES
UJB Financial and its subsidiaries may, from time to time, be defendants in legal proceedings relating to the conduct of their business. UJB Financial is a defendant in a purported class action lawsuit brought by plaintiffs alleged to have owned or purchased securities of UJB Financial. Violations of Federal securities laws and New Jersey common law are alleged. Discovery by both parties is in process.

- -------------------------------------------------------
       The Board and management of UJB Financial believe the allegations contained in the lawsuit to be lacking in merit and intend to defend this lawsuit vigorously. Management believes the consolidated financial position of UJB Financial and subsidiaries will not be affected materially by the final outcome of any pending legal proceedings.

NOTE 21 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
UJB Financial and its subsidiaries enter into a variety of financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include interest rate swaps, commitments to extend credit and standby letters of credit, each of which involve, to varying degrees, elements of risk in excess of the amounts recognized in the financial statements.
     Included in financial instruments with off-balance-sheet risk are derivatives which are primarily attributable to asset and liability management efforts. The notional amount of interest rate swaps at December 31, 1993 and 1992 was $1,019,000,000 and $161,300,000 respectively.
     Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and standby letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral may be obtained based on management's credit assessment of the customer.
     The contract amounts of off-balance-sheet financial instruments at December 31, 1993 and 1992 for commitments to extend credit were $3,656,141,000 and $3,431,459,000, respectively, and for standby letters of credit were $224,291,000 and $258,302,000, respectively.
     Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

NOTE 22 FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are determined for on and off-balance-sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.
     The following methods and assumptions were used to estimate the fair value of significant financial instruments.

FINANCIAL ASSETS:
The carrying amounts of cash, short-term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short-term investments include Federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.

FINANCIAL LIABILITIES:
The carrying amounts of deposit liabilities payable on demand, commercial paper and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to UJB Financial for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of interest rate swaps and caps, entered into in order to manage interest rate risk, are based on dealer quotes. At December 31, 1993 the fair value of these instruments was ($1,233,000).
     The estimated fair value of financial instruments at December 31, is summarized as follows:

In thousands                                                1993         1992
=============================================================================
Financial Assets:
  Cash and short-term investments . . . . . . . . .  $   839,866  $ 1,133,366
  Trading account securities  . . . . . . . . . . .       29,735       21,961
  Investment securities available for sale  . . . .    1,177,585      886,577
  Investment securities . . . . . . . . . . . . . .    2,495,849    2,677,274
  Loans . . . . . . . . . . . . . . . . . . . . . .    8,898,788    8,870,187
  Due from customers on acceptances . . . . . . . .       20,126       21,378

Financial Liabilities:
  Deposits  . . . . . . . . . . . . . . . . . . . .  $11,480,996  $11,819,544
  Other borrowed funds and commercial
    paper . . . . . . . . . . . . . . . . . . . . .      582,808      703,842
  Bank acceptances outstanding  . . . . . . . . . .       20,126       21,378
  Long-term debt  . . . . . . . . . . . . . . . . .      225,513      224,975
=============================================================================

NOTE 23 PARENT CORPORATION INFORMATION

UJB Financial Parent Corporation formed UJB Financial Service Corporation, a bank service corporation, and transferred $28,300,000 of assets to the new company as of December 31, 1991. This company is wholly owned by the subsidiary banks. UJB Financial Service Corporation provides data processing and other back office services to these subsidiaries. Beginning in 1992, the Condensed Statements of Income include UJB Financial Parent Corporation only, and not the operating results of UJB Financial Service Corporation.
     UJB Financial Parent Corporation information is as follows:

CONDENSED BALANCE SHEETS

                                                                December 31
                                                      -----------------------
In thousands                                                1993         1992
=============================================================================
ASSETS
Cash and cash equivalents . . . . . . . . . . . . .   $  152,024   $  216,674
Interest bearing deposits with banks  . . . . . . .        5,000           --
Investment securities . . . . . . . . . . . . . . .        3,738        3,380
Investment in subsidiaries  . . . . . . . . . . . .      920,228      812,501
Due from subsidiaries . . . . . . . . . . . . . . .      149,410      173,171
Premises and equipment  . . . . . . . . . . . . . .       20,665       23,110
Other assets  . . . . . . . . . . . . . . . . . . .       24,467       13,777
- -----------------------------------------------------------------------------
Total Assets                                          $1,275,532   $1,242,613
=============================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper  . . . . . . . . . . . . . . . . .   $   33,359   $   62,861
Borrowed funds  . . . . . . . . . . . . . . . . . .           --        5,250
Accrued expenses and other liabilities  . . . . . .       57,927       44,230
Long-term debt  . . . . . . . . . . . . . . . . . .      208,172      210,002
- -----------------------------------------------------------------------------
  Total liabilities . . . . . . . . . . . . . . . .      299,458      322,343
Total shareholders' equity  . . . . . . . . . . . .      976,074      920,270
- -----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity            $1,275,532   $1,242,613
=============================================================================

CONDENSED STATEMENTS OF INCOME

                                                          Year Ended December 31
                                                  -------------------------------
In thousands                                            1993      1992       1991
=================================================================================
OPERATING INCOME
Management and service charges to
   subsidiaries . . . . . . . . . . . . . . . . .    $38,994   $40,177    $96,562
Dividends from subsidiaries . . . . . . . . . . .     40,311    33,266     33,310
Interest from subsidiaries  . . . . . . . . . . .     16,356    10,763     23,696
Investment securities gains (losses)  . . . . . .         --       422     (2,419)
Other interest  . . . . . . . . . . . . . . . . .        120       390        896
Other . . . . . . . . . . . . . . . . . . . . . .         12      (204)        54
- ---------------------------------------------------------------------------------
   Total operating income                             95,793    84,814    152,099
- ---------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and employee benefits  . . . . . . . . .     32,887    28,924     55,022
Interest  . . . . . . . . . . . . . . . . . . . .     20,044    11,247     23,402
Occupancy and equipment . . . . . . . . . . . . .      5,768     5,776     29,681
Other . . . . . . . . . . . . . . . . . . . . . .     11,797    14,098     22,278
- ---------------------------------------------------------------------------------
   Total operating expenses                           70,496    60,045    130,383
- ---------------------------------------------------------------------------------
Income before income taxes and equity
   in undistributed net income of
   subsidiaries . . . . . . . . . . . . . . . . .     25,297    24,769     21,716
Federal and state income taxes
   (benefit)  . . . . . . . . . . . . . . . . . .       (701)      450     (2,079)
- ---------------------------------------------------------------------------------
                                                      25,998    24,319     23,795
Equity in undistributed net income (loss)
   of subsidiaries  . . . . . . . . . . . . . . .     52,057    29,505     (1,360)
- ---------------------------------------------------------------------------------
Net Income                                           $78,055   $53,824    $22,435
=================================================================================


CONDENSED STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31
                                                   ------------------------------
In thousands                                            1993      1992       1991
=================================================================================
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . .  $  78,055  $ 53,824   $ 22,435
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization . . . . . . . . .      2,481     3,070      5,447
  (Gains) losses on sales of investment
    securities  . . . . . . . . . . . . . . . . .         --      (422)     2,419
  Loss on sale of assets  . . . . . . . . . . . .         --       209         --
  (Increase) decrease in other assets . . . . . .    (10,677)     (478)     3,892
  Increase (decrease) in accrued
    expenses and other liabilities  . . . . . . .     13,697     7,759       (982)
  Equity in undistributed net (income)
    loss of subsidiaries  . . . . . . . . . . . .    (52,057)  (29,505)     1,360
- ---------------------------------------------------------------------------------
      Net cash provided by operating
        activities                                    31,499    34,457     34,571
- ---------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities  . . . . . . . . . . . . . . . . . .         --     9,354      7,261
Net (increase) decrease in short-term
  investments . . . . . . . . . . . . . . . . . .     (5,000)       10         --
Payments received on advances to
  subsidiaries  . . . . . . . . . . . . . . . . .    191,761   128,300    210,265
Advances to subsidiaries  . . . . . . . . . . . .   (168,000) (216,709)  (119,950)
Proceeds from sale of assets  . . . . . . . . . .         --    17,732         --
Purchases of premises and equipment,
  net . . . . . . . . . . . . . . . . . . . . . .       (817)   (1,242)   (17,148)
Capital contributions to subsidiaries . . . . . .    (55,000)  (35,000)        --
- ---------------------------------------------------------------------------------
      Net cash (used in) provided by
        investing activities                         (37,056)  (97,555)    80,428
- ---------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net decrease in commercial paper  . . . . . . . .    (29,502)  (17,950)  (124,420)
Net decrease in borrowed funds  . . . . . . . . .     (5,250)  (74,750)   (30,000)
Proceeds from issuance of long-term
  debt, net of related expenses . . . . . . . . .     20,000   172,489         --
Principal payments on long-term debt  . . . . . .    (21,830)  (18,047)    (4,431)
Dividends paid  . . . . . . . . . . . . . . . . .    (34,059)  (30,223)   (29,438)
Proceeds from issuance of common
  stock, net  . . . . . . . . . . . . . . . . . .         --    68,345         --
Proceeds from issuance of common
  stock under dividend reinvestment
  and other stock plans . . . . . . . . . . . . .     14,805    15,728      8,288
Other, net  . . . . . . . . . . . . . . . . . . .     (3,257)     (715)       (65)
- ----------------------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                         (59,093)  114,877   (180,066)
- ----------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents . . . . . . . . . . . . . . . . . .    (64,650)   51,779    (65,067)
Cash and cash equivalents at beginning
  of year . . . . . . . . . . . . . . . . . . . .    216,674   164,895    229,962
- ---------------------------------------------------------------------------------
Cash and cash equivalents at end
  of year                                          $152,024   $216,674   $164,895
=================================================================================

MANAGEMENT'S REPORT

The management of UJB Financial Corp. and its subsidiaries has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's best estimates and judgments. Other financial information presented throughout this annual report is prepared on a basis consistent with these financial statements.
     The financial statements of UJB Financial Corp. have been audited by KPMG Peat Marwick, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.
     Management has the responsibility for establishing and maintaining an internal control structure designed to provide reasonable assurance that assets are safeguarded and protected and financial reporting is reliable. Judgments are required to assess and balance the relative cost and the expected benefits of these controls. To monitor compliance, UJB Financial Corp. maintains an internal auditing program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.
     The Audit Committee of the Board of Directors of UJB Financial Corp., composed exclusively of outside directors, meets periodically with the independent auditors, management, and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The internal auditors and independent auditors have full and free access to the Committee to discuss the results of their audit work and their evaluation of internal controls and the quality of financial reporting.

INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
UJB Financial Corp,:

We have audited the accompanying consolidated balance sheets of UJB Financial Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UJB Financial Corp. and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.
     As discussed in Note 18 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.


/s/ KPMG Peat Marwick

Short Hills, New Jersey
January 17, 1994

UNAUDITED QUARTERLY FINANCIAL DATA


                                                              1993
                                          ----------------------------------------------
                                          Dec. 31     Sept. 30      June 30      Mar. 31
========================================================================================
- ----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . .   $   213,905  $   221,307  $   225,455  $   223,508
Interest expense  . . . . . . . . .        72,296       78,722       83,138       86,884
- ----------------------------------------------------------------------------------------
  Net interest income . . . . . . .       141,609      142,585      142,317      136,624
Provision for loan losses . . . . .        21,500       24,000       25,000       25,000
- ----------------------------------------------------------------------------------------
  Income from earning assets  . . .       120,109      118,585      117,317      111,624
Non-interest income . . . . . . . .        45,651       44,294       41,168       47,162
Non-interest expense  . . . . . . .       131,765      150,451      127,892      136,756
- ----------------------------------------------------------------------------------------
  Income before income taxes  . . .        33,995       12,428       30,593       22,030
Federal and state income taxes  . .        10,551          585        8,168        5,503
- ----------------------------------------------------------------------------------------
  Income before cumulative effect
    of a change in accounting
    principle . . . . . . . . . . .        23,444       11,843       22,425       16,527
Cumulative effect of a change in
  accounting principle  . . . . . .            --           --           --        3,816
- ----------------------------------------------------------------------------------------
  Net income  . . . . . . . . . . .   $    23,444  $    11,843  $    22,425  $    20,343
========================================================================================
COMMON SHARE DATA
Net income  . . . . . . . . . . . .   $       .45  $       .22  $       .43  $       .39
Cash dividends declared . . . . . .           .21          .16          .16          .16
Book value  . . . . . . . . . . . .         18.32        18.07        18.02        17.75
Market value  . . . . . . . . . . .         24.00        30.00        24.50        27.13
Common stock dividend payout  . . .         46.31%       46.15%       39.02%       41.03%
Number of registered common
  shareholders  . . . . . . . . . .        20,652       20,813       21,040       21,302
Average shares outstanding
  (in thousands)  . . . . . . . . .        51,579       51,361       51,186       51,019
Common shares outstanding
  (in thousands)  . . . . . . . . .        51,632       51,517       51,231       51,115
========================================================================================
BALANCE SHEET DATA (AT QUARTER END,
  IN THOUSANDS)
Total assets  . . . . . . . . . . .   $13,410,549  $13,597,403  $13,537,672  $13,755,398
Total deposits  . . . . . . . . . .    11,456,354   11,400,504   11,465,417   11,375,376
Total loans . . . . . . . . . . . .     8,607,094    8,705,889    8,700,460    8,748,892
Shareholders' equity  . . . . . . .       976,074      960,686      953,019      937,383
Allowance for loan losses . . . . .       242,104      246,836      248,727      253,086
Long-term debt  . . . . . . . . . .       208,459      212,696      195,151      216,121
========================================================================================
OPERATING RATIOS
Return on average assets  . . . . .           .68%         .34%         .65%         .61%
Return on average common equity . .          9.65         4.81         9.58         8.90
Return on average total equity  . .          9.54         4.84         9.47         8.81
========================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to quarter-
  end loans . . . . . . . . . . . .          2.81%        2.84%        2.86%        2.89%
Net charge offs to quarterly average
  loans . . . . . . . . . . . . . .          1.20         1.18         1.35         2.19
Non-performing loans to quarter-
  end loans . . . . . . . . . . . .          2.92         3.14         3.40         3.65
========================================================================================
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)  . . . . . . . . . . .          7.07%        6.90%        6.80%        6.82%
Tier I capital to risk-adjusted
  assets  . . . . . . . . . . . . .          9.37         9.14         9.07         8.88
Total capital to risk-adjusted assets       12.43        12.20        12.14        11.94
========================================================================================

                                                               1992
                                          ----------------------------------------------
                                          Dec. 31     Sept. 30      June 30     Mar.  31
========================================================================================
- ----------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (IN THOUSANDS)
Interest income . . . . . . . . . .   $   229,584  $   238,475  $   242,439  $   242,833
Interest expense  . . . . . . . . .        91,332       99,670      107,666      116,438
- ----------------------------------------------------------------------------------------
  Net interest income . . . . . . .       138,252      138,805      134,773      126,395
Provision for loan losses . . . . .        26,000       32,000       41,000       40,000
- ----------------------------------------------------------------------------------------
  Income from earning assets  . . .       112,252      106,805       93,773       86,395
Non-interest income . . . . . . . .        47,887       39,448       43,842       45,042
Non-interest expense  . . . . . . .       134,852      123,349      125,062      120,301
- ----------------------------------------------------------------------------------------
  Income before income taxes  . . .        25,287       22,904       12,553       11,136
Federal and state income taxes  . .         7,569        6,589        2,309        1,589
- ----------------------------------------------------------------------------------------
  Income before cumulative effect
    of a change in accounting
    principle . . . . . . . . . . .        17,718       16,315       10,244        9,547
Cumulative effect of a change in
  accounting principle  . . . . . .            --           --           --           --
- ----------------------------------------------------------------------------------------
  Net income  . . . . . . . . . . .   $    17,718  $    16,315  $    10,244  $     9,547
========================================================================================
COMMON SHARE DATA
Net income  . . . . . . . . . . . .   $       .35  $       .33  $       .21  $       .20
Cash dividends declared . . . . . .           .15          .15          .15          .15
Book value  . . . . . . . . . . . .         17.50        17.31        17.15        17.09
Market value  . . . . . . . . . . .         24.25        17.50        19.63        18.38
Common stock dividend payout  . . .         55.05%       60.81%       73.17%       75.00%
Number of registered common
  shareholders  . . . . . . . . . .        21,595       21,677       21,704       21,836
Average shares outstanding
  (in thousands)  . . . . . . . . .        50,717       48,017       46,246       46,060
Common shares outstanding
  (in thousands)  . . . . . . . . .        50,864       50,503       46,292       46,164
========================================================================================
BALANCE SHEET DATA (AT QUARTER END,
  IN THOUSANDS)
Total assets  . . . . . . . . . . .   $13,770,871  $13,516,194  $13,643,040  $13,302,473
Total deposits  . . . . . . . . . .    11,786,661   11,412,934   11,534,688   11,253,391
Total loans . . . . . . . . . . . .     8,782,409    8,890,120    8,882,298    8,710,586
Shareholders' equity. . . . . . . .       920,270      903,974      823,699      818,763
Allowance for loan losses . . . . .       275,296      291,458      294,300      289,755
Long-term debt  . . . . . . . . . .       216,570       61,240       61,805       62,461
========================================================================================
OPERATING RATIOS
Return on average assets  . . . . .           .52%         .48%         .31%         .29%
Return on average common equity . .          7.76         7.61         4.94         4.64
Return on average total equity  . .          7.71         7.56         4.99         4.70
========================================================================================
LOAN QUALITY RATIOS
Allowance for loan losses to quarter-
  end loans . . . . . . . . . . . .          3.13%        3.28%        3.31%        3.33%
Net charge offs to quarterly average
  loans . . . . . . . . . . . . . .          1.90         1.56         1.67         1.80
Non-performing loans to quarter-
  end loans . . . . . . . . . . . .          4.12         4.34         4.55         4.83
========================================================================================
CAPITAL RATIOS
Tier I capital to average assets
  (leverage)  . . . . . . . . . . .          6.67%        6.58%        6.05%        6.07%
Tier I capital to risk-adjusted
  assets  . . . . . . . . . . . . .          8.94         8.72         7.93         8.12
Total capital to risk-adjusted assets       12.05        10.19         9.41         9.62
========================================================================================




                                              53